Exhibit 99.3

Investor Contact:	Dean Hirata	Media Contact: Ann Takiguchi Marcos
	Vice Chairman & CFO	VP & PR/Communications Manager
	(808) 544-6882	(808) 544-0685
	dean.hirata@centralpacificbank.com	ann.takiguchi@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES RETIREMENT OF PRESIDENT &
CHIEF OPERATING OFFICER

HONOLULU, January 30, 2006 — Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today announced that President and Chief Operating Officer Neal K. Kanda will be retiring and the position of COO will be phased out, effective March 31, 2006.

At the merger of CB Bancshares, Inc. into Central Pacific Financial Corp., in September 2004, the COO position was created and Kanda was appointed to a two-year term as President and COO, charged with combining best practices, best products, and best people, overseeing the integration of the company’s two bank subsidiaries. Following the completion of a successful consolidation, six months earlier than anticipated, Kanda decided to announce plans of his retirement and the company elected to accelerate its management restructuring.

“I am proud to have contributed to the successes of Central Pacific,” said Kanda.

“I have had the pleasure and honor to have worked with so many dedicated and competent employees. As the company is in the best position ever with record earnings and a solid management team and board, it gives me great comfort to know that this company is in good hands to serve our customers and the Hawaii community well into the future. I’m really looking forward to spending time with my wife and family,” noted Kanda.

The company recently reported a record net income of $72.5 million or $2.38 per diluted shares for 2005.

“Neal is a friend to many here and he has certainly been a great champion for this company and community,” said Chief Executive Officer Clint Arnoldus. “We wish him well in his retirement,” concluded Arnoldus.

As of April 1, 2006, Clint Arnoldus will assume the title of President and Chief Executive Officer of the company, and Vice Chairman and Chief Financial Officer Dean K. Hirata will assume some of the current responsibilities of the Chief Operating Officer position.

Due to his retirement, Kanda will be resigning as a director of Central Pacific Bank, effective March 31, 2006.

Prior to his appointment as President and COO, Kanda served as Vice President & Treasurer of Central Pacific Financial Corp. formerly CPB Inc. and as Executive Vice President & Chief Financial Officer of Central Pacific Bank. Before joining Central Pacific Bank in 1989, Kanda served as Vice President & Controller during a 16-year career at First Interstate Bank of Hawaii and Controller for M&E Pacific, a consulting engineering firm in Honolulu.

Kanda is 57-years-old and is a 32-year veteran of the financial services industry.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.0 billion in assets. Central Pacific Bank, its primary subsidiary, operates 37 branches and more than 90 ATMs throughout Hawaii. For additional information, please visit our website at http://www.centralpacificbank.com.

Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning. While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events on the company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and trading of the company’s stock. For further information on factors which could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year. The Company does not update any of its forward-looking statements.

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